UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2009

Foot Locker, Inc.
(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

112 West 34th Street, New York, New York	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 212-720-3700

Former Name/Address
(Former name or former address, if changed from last report)

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On June 25, 2009, Foot Locker, Inc. (the “Company”) issued a press release concerning succession for the position of its Chief Executive Officer and announced the events described below. A copy of the press release is furnished as Exhibit 99.1, which, in its entirety, is incorporated herein by reference.

     1.      (a) Matthew D. Serra, Chairman of the Board, President and Chief Executive Officer of the Company, will resign from his position as President and Chief Executive Officer, effective August 17, 2009. Mr. Serra will remain an employee, a director, and the Chairman of the Board until his planned retirement at the expiration of the term of his employment agreement on January 30, 2010. Mr. Serra will resign as Chairman of the Board and as a director of the Company upon his retirement on January 30, 2010.

               (b) On June 25, 2009, the Company entered into an amendment, effective August 17, 2009, to Mr. Serra’s Employment Agreement to provide that Mr. Serra will serve as Chairman of the Board of the Company through the end of the employment term on January 30, 2010. Except as amended, the other provisions of Mr. Serra’s Employment Agreement remain unchanged. A copy of the amendment to Mr. Serra’s Employment Agreement is attached hereto as Exhibit 10.1, and the description of the amendment herein is qualified in its entirety by reference to the amendment.

     2.      On June 24, 2009, the Board of Directors elected Ken C. Hicks as President and Chief Executive Officer of the Company, effective August 17, 2009. Mr. Hicks, age 56, has been President and Chief Merchandising Officer of J.C. Penney Company, Inc. (“JC Penney”) since 2005. He was President and Chief Operating Officer of Stores and Merchandise Operations of JC Penney from 2002 through 2004, and he served as President of Payless ShoeSource, Inc. from 1999 to 2002. Mr. Hicks is a director of JC Penney until July 6, 2009 and a director of Avery Dennison Corporation. There are no family relationships between Mr. Hicks and any director or executive officer of the Company. Mr. Hicks has not had any transaction with the Company that would be required to be disclosed under Item 404(a) of SEC Regulation S-K.

     3.      (a) On June 25, 2009, the Company entered into an employment agreement with Ken C. Hicks, as President and Chief Executive Officer of the Company, effective August 17, 2009. A copy of Mr. Hicks’s employment agreement is attached hereto as Exhibit 10.2, and the description of the employment agreement herein is qualified in its entirety by reference to the agreement.

               (b) Mr. Hicks’s employment agreement is for a term commencing August 17, 2009 through January 31, 2013. The term will automatically be extended for additional one-year terms unless either party provides notice of non-renewal by January 31, 2012 for the initial term and by January 31 of any year thereafter with regard to renewal terms. As President and Chief Executive Officer, Mr. Hicks will receive a base salary of not less than $1.1 million annually. During the employment term, Mr. Hicks will be entitled to participate in all bonus, incentive and equity plans maintained by the Company for senior executives. For fiscal years after the 2009 fiscal year, Mr. Hicks’s annual bonus at target under the Company’s Annual Incentive Compensation Plan (the “Annual Bonus Plan”) will be 125 percent of his then-current base salary. His long-term bonus at target under the Company’s Long-Term Incentive Compensation Plan (the “Long-Term Bonus Plan”) for any three-year performance period will be 90 percent of his base salary at the beginning of such performance period. For the 2009 fiscal year ending January 30, 2010, Mr. Hicks will be paid a pro-rated annual bonus, which shall not be less than an amount equal to 125 percent of the base salary paid to him during the period of August 17, 2009 to January 30, 2010.

               (c) During the employment term, Mr. Hicks will be eligible to participate in all pension, welfare, and fringe benefit plans, as well as perquisites maintained by the Company from time to time for senior executives, including the following: (i) Company-paid life insurance in the amount of his base salary; (ii) long-term disability insurance coverage of $25,000 per month; (iii) out-of-pocket medical expense reimbursement of up to $7,500 annually; (iv) reimbursement for financial planning expenses of up to $15,000 during the first year of the employment period and up to $7,500 annually thereafter; (v) participation in the Company’s Supplemental Executive Retirement Plan; (vi) reimbursement for the difference between the monthly cost of participation in the Company’s medical and dental insurance plans and the amount Mr. Hicks pays his former employer for continued coverage under COBRA for the period beginning with his employment commencement date and the date he becomes eligible to participate in the Company’s medical and dental plans; (vii) reimbursement of up to $15,000 for legal fees in connection with his employment agreement; (viii) automobile expense reimbursement for up to $40,000 annually; and (ix) reimbursement for car service for transportation within the New York metropolitan area.

               (d) Within 30 days of the commencement of his employment, Mr. Hicks will be granted (i) 100,000 shares of restricted stock, which shall vest on January 31, 2013, subject to Mr. Hicks’s continued employment as Chief Executive Officer, and (ii) an option to purchase 300,000 shares of the Company’s common stock at the fair market value on the date of grant, such option to vest in three equal annual installments beginning on the first anniversary of the date of grant. In addition, as a bonus in connection with executing his employment agreement and as an inducement to commence employment, (a) within 30 days of the commencement of his employment, Mr. Hicks will be granted an award of 400,000 shares of restricted stock, which will vest: 100,000 shares on January 31, 2011, 100,000 shares on January 31, 2012, and 200,000 shares on January 31, 2013, subject to Mr. Hicks’s continued employment as Chief Executive Officer, and an option to purchase 300,000 shares of the Company’s common stock at the fair market value on the date of grant, which will vest: 150,000 shares on the sixth-month anniversary of the date of grant and 150,000 shares on the one-year anniversary of the date of grant, subject to Mr. Hicks’s continued employment as Chief Executive Officer; and (b) Mr. Hicks will be paid the sum of $2 million, subject to withholding taxes, payable as follows: (A) $1 million within 30 days of his commencement of employment, and (B) $500,000 each on the first and second anniversary dates of the commencement of his employment, subject to his continued employment by the Company as Chief Executive Officer through the respective anniversary dates.

               (e) Mr. Hicks’s employment agreement provides that if the Company terminates his employment for death, disability or Cause, the Company would have no further liability or obligation to Mr. Hicks except to pay his base salary through the termination date, and he would receive the benefits, if any, and have the same rights afforded by the Company under its then-existing policies to employees who are terminated for death, disability or cause or under the specific terms of any benefit plan. If Mr. Hicks’s employment is terminated by the Company for any other reason or if he resigns as a result of the Company’s material breach of the employment agreement, then (i) the Company would continue to pay Mr. Hicks’s base salary until the earliest of 24 months following his termination date, his death, or breach of the non-competition provisions; (ii) the Company would pay the bonus under the Annual Bonus Plan that Mr. Hicks otherwise would have earned for the fiscal year in which the termination occurs, pro-rated to the termination date; and (iii) the Company would pay Mr. Hicks the bonus under the Long-Term Bonus Plan that he otherwise would have earned for the performance period that ends on the last day of the fiscal year in which his employment is terminated, prorated to the termination date. If the Company terminates Mr. Hicks’s employment without Cause or if the executive terminates his employment for Good Reason during the two-year period following a Change in Control, then the Company would pay him an amount equal to two times the sum of his base salary and annual bonus at target in a lump sum.

               (f) Mr. Hicks’s agreement provides that he may not compete with the Company or solicit the Company’s employees for two years following the termination of his employment agreement.

     4.      The Board of Directors has elected Ken C. Hicks a director of the Company, effective August 17, 2009, to serve until the 2010 annual meeting of shareholders. The Board also appointed Mr. Hicks as a member of the Executive Committee and the Retirement Plan Committee of the Board of Directors, effective August 17, 2009. As an employee and executive officer of the Company, Mr. Hicks will not receive any additional compensation for service as a director or on the Board committees.

Item 9.01.       Financial Statements and Exhibits

(c)	Exhibits

10.1	Amendment to Employment Agreement with Matthew D. Serra

10.2	Employment Agreement with Ken C. Hicks

99.1	Press Release of Foot Locker, Inc. dated June 25, 2009

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.
(Registrant)

Date: June 26, 2009	By:	/s/ Gary M. Bahler
Senior Vice President, General Counsel
and Secretary